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                                                                    EXHIBIT 99.1

                       [SNYDER COMMUNICATIONS, INC. LOGO]



FOR IMMEDIATE RELEASE

Contact:

Snyder Communications, Inc.                           Dewe Rogerson Inc.
Clay Perfall                                          Jeffrey Luth
Chief Financial Officer                               Vice President
(301) 571-6270                                        (212) 688-6840


              SNYDER ACQUIRES MEDICAL MARKETING DETAILING INC.

      EXPANDS INTO RAPIDLY GROWING OUTSOURCED PHARMACEUTICAL MARKETING

(January 6, 1997, Bethesda, MD) -- Snyder Communications, Inc. (NYSE:SNC) today announced its entrance into the lucrative pharmaceutical marketing business with the acquisition of Medical Marketing Detailing, Inc. ("MMD"), a provider of outsourced pharmaceutical marketing services based in New York, NY. Under the terms of the acquisition, all of MMD's stock was acquired for 1.35 million shares of Snyder Communications stock in a pooling of interests transaction.

MMD is one of the largest privately held providers of outsourced medical marketing services. For the fiscal year ended October 31, 1996, MMD had revenues (unaudited) of $34.5 million. MMD presently maintains over 1,000 detailing representatives conducting marketing programs for some of the world's premier pharmaceutical companies, including Bristol-Myers Squibb, Bayer and the Wyeth-Ayerst Division of American Home Products.

Commenting on the acquisition, Snyder's Chairman and Chief Executive Officer, Daniel M. Snyder, said, "I am delighted to bring into the Snyder organization one of the pre-eminent companies in the medical marketing industry. I am especially pleased to note that this acquisition should be very accretive to earnings per share. With the addition of MMD's sizable account executive team and blue-chip client base, Snyder's combined field and teleservice force now approaches 3,000 strong, with an absolutely first-class roster of clients and business partners."

As drug lifecycles continue to shorten, pharmaceutical companies are increasingly outsourcing the sales and marketing function to enhance their capabilities and avoid direct investment in infrastructure. Pharmaceutical detailing entails the face-to-face presentation by an account executive to a physician and includes discussion of the features and benefits of a drug and the provision of product literature and samples.


                                     -more-
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Snyder Communications, Inc.                                               Page 2


According to an October 14, 1996 report from Morgan Stanley Equity Research, the worldwide market for such services is expected to grow by over 30% per year. Over the past three years, MMD's revenues have experienced a compound annual growth rate in excess of 40%.

Mr. Snyder added, "The significant growth opportunities available in the medical marketing industry mirror the growth dynamics we see in other areas of our company. We believe that the Snyder organization offers a truly synergistic environment for the medical marketing business."

Snyder Communications, Inc. is a leading provider of value-added, outsourced marketing solutions for primarily Fortune 500 companies. The Company designs and implements marketing programs utilizing a range of complementary resources, including teleservices, field sales, medical detailing, database marketing, WallBoard(R) information displays and targeted product sampling.

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